INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports 2009 First Quarter

Results

NEW YORK, May 11, 2009 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing company, today announced financial results for the first quarter ended March 31, 2009.

Net revenues for the three months ended March 31, 2009 totaled $10.2 million, compared to $15.0 million for the same period in 2008. The Company’s net loss attributable to 4Kids Entertainment for the three months ended March 31, 2009 was $(2.0) million, or $(0.15) per diluted share, as compared to a net loss of $(6.4) million, or $(0.48) per diluted share, for the same period in 2008.  The Company’s results reflect the adoption of SFAS No. 160 requiring losses attributable to non-controlling interests of the Company to be excluded in their entirety from the computation of the Company’s net losses beginning in 2009.

“Our first quarter results reflect a number of positive developments. Our licensing revenue was flat year over year with Monster Jam, Yu-Gi-Oh! and Cabbage Patch Kids being our top earning properties. We also benefited from reducing our expenses and from the termination of our agreement with Fox. We are on track to realize substantial cost savings in 2009 as we expect additional cost cuts to further reduce expenses as the year goes on,” stated Alfred R. Kahn, Chairman and Chief Executive Officer, 4Kids Entertainment.

“Our trading card business, however, continued to be negatively impacted by the economic recession and the erosion of customer spending and confidence that began in October 2008.  Revenue from the sale of Chaotic® trading cards for the quarter ended March 31, 2009 was approximately $437,000 compared to $2.4 million for the same period last year. The substantial decline in Chaotic trading card sales resulted from our distributors focusing on selling through existing Chaotic trading card inventory rather than ordering new product. We are, however, beginning to see a pickup in Chaotic trading card sales in the second quarter, which we expect will continue assuming economic conditions stabilize or improve,” said Kahn.

“I am pleased to report that we have just concluded a deal for Cartoon Network to broadcast Chaotic and Yu-Gi-Oh! 5D’s six times a week beginning in June, which we believe will bolster both brands. Chaotic will also be supported by the planned fourth quarter 2009 release of a Chaotic videogame by Activision and a Chaotic toy line by Spin Master,” said Kahn.

“In the first quarter, the Chaotic TV series debuted on television in the UK and France, with German TV expected to begin airing the series late in the second quarter.  In support of Chaotic’s expansion into Europe, we’ve launched a new and improved Chaoticgame.com Website during the first quarter that is available in English, French, German, Spanish and Italian. European based Chaotic Website traffic is increasing as European fans of the game register and upload their cards. European sales of Chaotic trading cards should grow as the Chaotic TV series receives more broadcast exposure,” Kahn commented.

“We are also excited at the prospect of a new Teenage Mutant Ninja Turtles theatrical film in late 2011. The movie deal, along with the Turtles’ 25th anniversary “Shellebration” have triggered additional licensing interest in the property,” concluded Kahn.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Financial tables below)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2009 and DECEMBER 31, 2008

(In thousands of dollars, except share data)

ASSETS:	2009	2008
Current assets:	(Unaudited)
Cash and cash equivalents	$9,467	$13,503
Accounts receivable - net	14,375	22,818
Inventories - net	5,459	4,241
Prepaid income taxes	100	137
Prepaid expenses and other current assets	3,567	1,876
Deferred income taxes	124	127
Total current assets	33,092	42,702

Property and equipment - net	3,951	4,287
Long term investments	19,454	21,617
Accounts receivable - noncurrent, net	187	655
Film and television costs - net	17,079	16,661
Other assets - net (includes related party amounts of $7,304 and $6,638, respectively)	16,861	14,652
Total assets	$90,624	$100,574

LIABILITIES AND EQUITY:
Current liabilities:
Due to licensors	$5,822	$5,651
Accounts payable and accrued expenses	12,927	16,202
Deferred revenue	2,696	3,270
Total current liabilities	21,445	25,123

Deferred rent	419	460
Total liabilities	21,864	25,583

Commitments and contingencies
4Kids Entertainment, Inc. shareholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—	—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,246,579 shares; outstanding 13,227,019 shares in both 2009 and 2008	152	152
Additional paid-in capital	65,107	65,107
Accumulated other comprehensive loss	(19,578)	(17,396)
Retained earnings	61,464	63,504
	107,145	111,367
Less cost of 2,019,560 treasury shares in both 2009 and 2008	36,376	36,376
Total shareholders’ equity of 4Kids Entertainment, Inc.	70,769	74,991
Noncontrolling interests	(2,009)	—
Total equity	68,760	74,991
Total liabilities and equity	$90,624	$100,574

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(In thousands of dollars, except share data)

	Three Months Ended
	March 31,
	2009	2008

Net revenues:
Service revenue	$9,755	$12,611
Product revenue	437	2,428
Total net revenues	10,192	15,039

Costs and expenses:
Selling, general and administrative	11,799	12,608
Production service costs	1,092	1,545
Cost of sales of trading cards	502	1,016
Amortization of television and film costs	1,191	1,708
Amortization of 4Kids TV broadcast fee	—	5,203
Total costs and expenses	14,584	22,080

Loss from operations	(4,392)	(7,041)

Interest income	401	670
Impairment on investment securities	(89)	—
Total other income	312	670

Loss before income taxes	(4,080)	(6,371)

(Provision for) benefit from income taxes	—	(28)

Net loss	(4,080)	(6,399)

Net loss attributable to noncontrolling interests	2,040	—

Net loss attributable to 4Kids Entertainment, Inc.	$(2,040)	$(6,399)

Per share amounts:

Basic loss per share attributable to 4Kids Entertainment Inc. common shareholders	$(0.15)	$(0.48)

Diluted loss per share attributable to 4Kids Entertainment Inc. common shareholders	$(0.15)	$(0.48)

Weighted average common shares
outstanding - basic	13,227,019	13,226,618

Weighted average common shares
outstanding - diluted	13,227,019	13,226,618

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